Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 27, 2007 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Stockholders, which is incorporated by reference in Sara Lee Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. We also consent to the incorporation by reference of our report dated August 27, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
December 10, 2007